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                                                                     EXHIBIT 4.1

                           SIMON PROPERTY GROUP, INC.

                    CERTIFICATE OF THE POWERS, DESIGNATIONS,

                          PREFERENCES AND RIGHTS OF THE

             8-3/4% SERIES F CUMULATIVE REDEEMABLE PREFERRED STOCK,

                                $.0001 PAR VALUE

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

                  The following resolution was duly adopted by the Board of Directors (the "Board of Directors") of Simon Property Group, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware:

                  WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation of the Corporation to provide by resolution or resolutions for the issuance of shares of preferred stock of the Corporation, in one or more series with such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution providing for the issue of such series of preferred stock as may be adopted from time to time by the Board of Directors;

                  WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interest of the Corporation and its stockholders to designate a new series of preferred stock of the Corporation; and

                  WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

                  NOW, THEREFORE, BE IT RESOLVED:

                  SECTION 1. DESIGNATION AND NUMBER. The designation of the series of preferred stock of the Corporation created by this Certificate of Designation shall be "8-3/4% Series F Cumulative Redeemable Preferred Stock" (the "8-3/4% Series F Preferred Stock"). The authorized number of shares of 8-3/4% Series F Preferred Stock shall be 8,000,000 with par value $.0001 per share.

                  SECTION 2. STATUS OF REACQUIRED SHARES. All shares of 8-3/4% Series F Preferred Stock redeemed, purchased, exchanged, unissued or otherwise acquired by the Corporation shall be retired and canceled and, upon the taking of any action required by applicable law, shall be restored

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to the status of authorized but unissued shares of capital stock and reclassified as common stock and may thereafter be issued or reclassified, but not as 8-3/4% Series F Preferred Stock.

                  SECTION 3. RANKING. The 8-3/4% Series F Preferred Stock shall, with respect to dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights, rank (A) junior to any other class or series of preferred stock hereafter duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such series shall rank prior to the 8-3/4% Series F Preferred Stock as to the payment of dividends, distribution of assets upon liquidation and redemption rights (the "Senior Preferred Stock"), (B) PARI PASSU with the 6.50% Series A Convertible Preferred Stock, 6.50% Series B Convertible Preferred Stock, 6.50% Series A Excess Preferred Stock, 6.50% Series B Excess Preferred Stock, 7% Series C Cumulative Convertible Preferred Stock, 8% Series D Cumulative Redeemable Preferred Stock, 8% Series E Cumulative Redeemable Preferred Stock and 7.89% Series G Cumulative Step-Up Premium Rate Preferred Stock of the Corporation, and any other class or series of preferred stock hereafter duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such class or series shall rank PARI PASSU with the 8-3/4% Series F Preferred Stock as to the payment of dividends, distribution of assets upon liquidation and redemption rights (the "Parity Preferred Stock") and (C) prior to any other class or series of preferred stock or other class or series of capital stock of or other equity interests in the Corporation, including, without limitation, all classes of the common stock of the Corporation, whether now existing or hereafter created (all of such classes or series of capital stock and other equity interests of the Corporation, including, without limitation, the Common Stock, the Class B Common Stock and the Class C Common Stock of the Corporation are collectively referred to herein as the "Junior Stock").

                  SECTION 4. DIVIDENDS.

                  (A) Subject to the rights of series of preferred stock which may from time to time come into existence, holders of the then outstanding 8-3/4% Series F Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of $2.1875 per annum per share. Such dividends shall accrue and be cumulative from the date of original issue and shall be payable in equal amounts quarterly in arrears on the last day of March, June, September and December or, if not a business day, the next succeeding business day (each, a "Distribution Payment Date"). Any dividend distribution payable on 8-3/4% Series F Preferred Stock for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be on the first day of the calendar month in which the applicable Distribution Payment Date falls on or on such other date designated by the Board of Directors of the Corporation for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a "Distribution Record Date").

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                  (B) Dividends on 8-3/4% Series F Preferred Stock will accrue and be cumulative whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are earned, declared or authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on 8-3/4% Series F Preferred Stock which may be in arrears. Dividends paid on the 8-3/4% Series F Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding.

                  (C) If, for any taxable year, the Corporation elects to designate as "capital gain distributions" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section (the "Code")) any portion (the "Capital Gains Amount") of the total distributions (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock (the "Total Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of 8-3/4% Series F Preferred Stock shall be in the same percentage that the total distributions paid or made available to the holders of 8-3/4% Series F Preferred Stock for the year bears to the Total Distributions.

                  (D) If any shares of 8-3/4% Series F Preferred Stock are outstanding, no distributions shall be declared or paid or set apart for payment on any shares of any other series of preferred stock of the Corporation ranking, as to distributions, on a parity with or junior to 8-3/4% Series F Preferred Stock for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on shares of 8-3/4% Series F Preferred Stock for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) upon the shares of 8-3/4% Series F Preferred Stock and the shares of any other series of preferred stock ranking on parity as to distributions declared upon shares of 8-3/4% Series F Preferred Stock, all distributions declared upon shares of 8-3/4% Series F Preferred Stock and any other series of preferred stock ranking on a parity as to distributions with 8-3/4% Series F Preferred Stock shall be declared pro rata so that the amount of distributions declared per share on 8-3/4% Series F Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued distributions per share on 8-3/4% Series F Preferred Stock and such other series of preferred stock bear to each other.

                  (E) Except as provided in Section 4(D), unless full cumulative distributions on shares of 8-3/4% Series F Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in shares of common stock or other capital stock ranking junior to 8-3/4% Series F Preferred Stock as to distributions and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the shares of common stock or any other capital stock of the Corporation ranking junior to or on a parity with 8-3/4% Series F Preferred Stock as to distributions or upon liquidation, nor shall any shares of common stock or any other capital stock of the Corporation

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ranking junior to or on a parity with 8-3/4% Series F Preferred Stock as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such capital stock) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to 8-3/4% Series F Preferred Stock as to distributions and amounts upon liquidation).

                  (F) Any distribution payment made on shares of 8-3/4% Series F Preferred Stock shall first be credited against the earliest accrued but unpaid distribution due with respect to shares of 8-3/4% Series F Preferred Stock which remain payable.

                  (G) No distributions on the 8-3/4% Series F Preferred Stock shall be authorized by the Board of Directors of the Corporation or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder if such authorization or payment shall be restricted or prohibited by law.

                  (H) Except as provided in this Section 4, the 8-3/4% Series F Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

                  SECTION 5. LIQUIDATION.

                  (A) Subject to the rights of series of preferred stock which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of shares of 8-3/4% Series F Preferred Stock shall be entitled to receive out of assets of the Corporation legally available for distribution to stockholders, liquidation distributions in the amount of the liquidation preference of $25.00 per share in cash or property having a fair market value as determined by the Board of Directors valued at $25.00 per share, plus an amount equal to all distributions accrued and unpaid at the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of 8-3/4% Series F Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the available assets of the Corporation are insufficient to pay the amount of the liquidation distributions on all outstanding shares of 8-3/4% Series F Preferred Stock and the corresponding amounts payable on all shares of Parity Preferred Stock, then the holders of shares of 8-3/4% Series F Preferred Stock and Parity Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

                  (B) A consolidation or merger of the Corporation with or into any other entity or entities, or a sale, lease, transfer, conveyance or disposition of all or substantially all of the assets of the Corporation or a statutory share exchange in which stockholders of the Corporation may

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participate, shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 5.

                  SECTION 6. REDEMPTION.

                  (A) Shares of 8-3/4% Series F Preferred Stock are not redeemable prior to September 29, 2006. On and after September 29, 2006, the Corporation at its option upon not less than 30 nor more than 60 days' written notice, may redeem outstanding shares of 8-3/4% Series F Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all distributions accrued and unpaid thereon to the date fixed for redemption, without interest to the extent the Corporation will have funds legally available therefor. The redemption price of shares of 8-3/4% Series F Preferred Stock (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of proceeds from the sale of other capital stock of the Corporation, which may include common stock, preferred stock, depositary shares, interests, participations or other ownership interests in the Corporation however designated, and any rights (other than debt securities converted into or exchangeable for capital stock), warrants or options to purchase any thereof, and not from any other source. Holders of shares of 8-3/4% Series F Preferred Stock to be redeemed shall surrender such shares of 8-3/4% Series F Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If fewer than all of the outstanding shares of 8-3/4% Series F Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares, held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Corporation.

                  (B) Unless full cumulative distributions on all shares of 8-3/4% Series F Preferred Stock and Parity Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no shares of 8-3/4% Series F Preferred Stock or Parity Preferred Stock shall be redeemed unless all outstanding shares of 8-3/4% Series F Preferred Stock and Parity Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of 8-3/4% Series F Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of 8-3/4% Series F Preferred Stock or Parity Preferred Stock, as the case may be. Furthermore, unless full cumulative distributions on all outstanding shares of 8-3/4% Series F Preferred Stock and Parity Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of 8-3/4% Series F Preferred Stock or Parity Preferred Stock (except by conversion into or exchange for shares of capital stock of the Corporation ranking junior to 8-3/4% Series F Preferred Stock and Parity Preferred Stock as to distributions and upon liquidation).

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                  (C) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed, postage prepaid, at least 30 days but not more than 90 days before the redemption date, to each holder of record of shares of 8-3/4% Series F Preferred Stock at the address shown on the share transfer books of the Corporation. Each notice shall state: (i) the redemption date; (ii) the number of shares of 8-3/4% Series F Preferred Stock to be redeemed; (iii) the redemption price per share;
(iv) the place or places where certificates for shares of 8-3/4% Series F Preferred Stock are to be surrendered for payment of the redemption price; and
(v) that distributions on shares of 8-3/4% Series F Preferred Stock will cease to accrue on such redemption date. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceeding for the redemption of any 8-3/4% Series F Preferred Stock except as to the holder to whom notice was defective or not given. If fewer than all shares of 8-3/4% Series F Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of 8-3/4% Series F Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of 8-3/4% Series F Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of shares of 8-3/4% Series F Preferred Stock so called for redemption, then from and after the redemption date, distributions will cease to accrue on such shares of 8-3/4% Series F Preferred Stock, such shares of 8-3/4% Series F Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

                  (D) The holders of shares of 8-3/4% Series F Preferred Stock at the close of business on a Distribution Record Date will be entitled to receive the distribution payable with respect to such shares of 8-3/4% Series F Preferred Stock on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or the Corporation's default in the payment of the distribution due. Except as provided above, the Corporation will make no payment or allowance for unpaid distributions, whether or not in arrears, on shares of 8-3/4% Series F Preferred Stock which have been called for redemption.

                  (E) 8-3/4% Series F Preferred Stock have no stated maturity and will not be subject to any sinking fund or mandatory redemption, except as provided in Article NINTH of the Charter of the Corporation.

                  SECTION 7. VOTING.

                  (A) Each share of 8-3/4% Series F Preferred Stock shall have one vote for the election of directors of the Corporation and as otherwise provided in this Section 7 and in paragraph (c) to Article FIFTH of the Charter. Shares of the 8-3/4% Series F Preferred Stock shall not have cumulative voting rights. The holders of the shares of 8-3/4% Series F Preferred Stock shall vote with the holders of Common Stock, Class B Common Stock, Class C Common Stock and 7.89%

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Series G Cumulative Step-Up Premium Rate Preferred Stock (voting together as a single class) to elect directors (other than the directors to be elected by the holders of the Class B Common Stock and the Class C Common Stock voting as separate classes).

                  (B) If six quarterly distributions (whether or not consecutive) payable on shares of 8-3/4% Series F Preferred Stock are in arrears, whether or not earned or declared, the number of directors then constituting the Board of Directors of the Corporation will be increased by two (except as provided in the proviso to paragraph (c) to Article FIFTH of the Charter), and the holders of shares of 8-3/4% Series F Preferred Stock, voting together as a class with the holders of shares of any other series of preferred stock upon which like voting rights have been conferred and are exercisable (any such other series, the "Voting Preferred Stock"), will have the right to elect two directors to serve on the Corporation's Board of Directors at any annual meeting of stockholders or a special meeting of the holders of 8-3/4% Series F Preferred Stock and such other Voting Preferred Stock called by the holders of record of at least 10% of any series of preferred stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders), until all such distributions have been declared and paid or set aside for payment. The term of office of all directors so elected will terminate with the termination of such voting rights.

                  (C) The approval of two-thirds of the outstanding 8-3/4% Series F Preferred Stock voting as a single class is required in order to (i) amend, alter or repeal any provision of the relevant Certificate of Designation or Charter, whether by merger, consolidation or otherwise (an "Event") so as to materially and adversely affect the rights, preferences, privileges or voting power of the holders of shares of 8-3/4% Series F Preferred Stock, provided, however, an Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the 8-3/4% Series F Preferred Stock, in each such case, where each share of 8-3/4% Series F Preferred Stock remains outstanding without a material change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, privileges, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a share of 8-3/4% Series F Preferred Stock, or (ii) authorize, reclassify, create, or increase the authorized or issued amount of any class or series of stock having rights senior to 8-3/4% Series F Preferred Stock with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up of the affairs of the Corporation or to create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such shares. However, the Corporation may create additional classes of Parity Preferred Stock and Junior Stock, increase the authorized number of shares of Parity Preferred Stock and Junior Stock and issue additional series of Parity Preferred Stock and Junior Stock without the consent of any holder of 8-3/4% Series F Preferred Stock or Voting Preferred Stock.

                  (D) Except as provided above and as required by law, or, at any time 8-3/4% Series F Preferred Stock are listed on a securities exchange, as may be required by the rules of such exchange, the holders of 8-3/4% Series F Preferred Stock are not entitled to vote on any merger or

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consolidation involving the Corporation, on any share exchange or on a sale of all or substantially all of the assets of the Corporation.

                  (E) In any matter in which the 8-3/4% Series F Preferred Stock are entitled to vote (as provided in this Section 7, as may be required by law or as required by the rules of any securities exchange on which the 8-3/4% Series F Preferred Stock are listed), including any action by written consent, each share of 8-3/4% Series F Preferred Stock shall be entitled to one vote.

                  SECTION 8. CONVERSION. The shares of 8-3/4% Series F Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except that each share of 8-3/4% Series F Preferred Stock is convertible into Excess Stock as provided in Article NINTH of the Charter of the Corporation.



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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate to be signed in its name and on its behalf by its Secretary on May 8, 2001.



                                                     SIMON PROPERTY GROUP, INC.



                                                     By:  /s/ James M. Barkley
                                                          ---------------------
                                                          James M. Barkley
                                                          Secretary



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